Exhibit 10.20
Execution Version

CONTRIBUTION AGREEMENT

dated as of February 26, 2008

among

GENERAL MOLY, INC.,

NEVADA MOLY, LLC,

EUREKA MOLY, LLC

and

POS-MINERALS CORPORATION

CONTRIBUTION AGREEMENT; SOLO COVER PAGE

CONTRIBUTION AGREEMENT; TABLE OF CONTENTS; Page i

TABLE OF SCHEDULES AND EXHIBITS

EXHIBITS

Exhibit A	Form of LLC Agreement
Exhibit B	Form of Assignment of LLC Interest
Exhibit C	Form of POSCAN Guaranty
Exhibit D	Form of Opinion of Broughton Law Corporation
Exhibit E	Executed Conveyance Documents
Exhibit E-1	Mineral Deed
Exhibit E-2	Bill of Sale and Assignment
Exhibit E-3	Assignment of Project Lease
Exhibit E-4	Assignment of Office Lease
Exhibit E-5	Deed of Real Property
Exhibit E-6	KVR Water Lease
Exhibit E-7	Assumption Agreement
Exhibit F	Example Calculation of Pre-Closing Date Payment Amount
Exhibit G	Volume I of Bankable Feasibility Study

SCHEDULES

Schedule I	Contributed Assets
Schedule I-1	Mineral Properties
Schedule I-2	Water Rights
Schedule I-3	Material Contracts
Schedule I-4	Leased Real Property
Schedule I-5	Owned Real Property
Schedule I-6	Vehicles and Equipment
Schedule I-7	Permits, Permit Applications and Bonds
Schedule I-8	Other Assets
Schedule II	Assumed Liabilities
Schedule 2.1(b)	Pending Approvals
Schedule 2.3(a)(i)	Wire Transfer Instructions
Schedule 2.4	Underfunded 2007 Payment Amount Schedule
Schedule 3.1(e)	Obtained Authorizations and Government Approvals
Schedule 3.1(j)(i)	Compliance with Laws
Schedule 3.1(j)(vi)	Conflicting Claims
Schedule 3.1(j)(viii)	Environmental Matters
Schedule 3.1(j)(x)	Insurance Policies

CONTRIBUTION AGREEMENT; TABLE OF CONTENTS; Page ii

CONTRIBUTION AGREEMENT

This Contribution Agreement is dated as of February 26, 2008, by and among:

GENERAL MOLY, INC., a Delaware corporation and successor-by-merger to Idaho General Mines, Inc. (“General Moly”);

NEVADA MOLY, LLC, a Delaware limited liability company (“Nevada Moly”, and together with General Moly, individually referred to as a “GMO Party”, and collectively as the “GMO Parties”);

EUREKA MOLY, LLC, a Delaware limited liability company (the “Company”); and

POS-MINERALS CORPORATION, a Delaware corporation (“POS-Minerals”).

The GMO Parties, the Company and POS-Minerals are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined in this Agreement have the respective meanings ascribed thereto in Article I.

RECITALS

A. General Moly owns (i) 100% of the issued and outstanding limited liability company membership interests of the Company and (ii) 100% of the issued and outstanding limited liability company membership interests of Nevada Moly. General Moly, pursuant to the Conveyance Documents, has contributed the Contributed Assets to the Company, in exchange for the issuance to General Moly of its 100% interest in the Company and the assumption by the Company of the Assumed Liabilities.

B. POS-Minerals desires to make the POS-Minerals Initial Contribution to the Company as described in Article IV of the LLC Agreement, in exchange for the issuance to POS-Minerals of the limited liability company membership interest to be issued to POS-Minerals pursuant to the LLC Agreement (the “Eureka POS LLC Interest”).

C. General Moly desires to contribute its entire limited liability company membership interest in the Company to Nevada Moly, such that immediately after such contribution and the issuance to POS-Minerals of the Eureka POS LLC Interest, Nevada Moly will own the limited liability company membership interest described as being owned by Nevada Moly pursuant to the LLC Agreement (the “Eureka GMO LLC Interest”).

AGREEMENT

In consideration of the mutual promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

CONTRIBUTION AGREEMENT; Page 1

ARTICLE I
DEFINITIONS; INTERPRETATION

1.1 Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Accounting Procedure” means the “Accounting Procedure” as such term is defined in the LLC Agreement.

“Act” means the “Act” as such term is defined in the LLC Agreement.

“Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the Company shall not be considered an Affiliate of any of the GMO Parties or POS-Minerals or any of their respective Affiliates.

“Agreement” means this Contribution Agreement and all Exhibits and Schedules hereto, which are hereby incorporated herein by this reference.

“Applications to Change” has the meaning set forth in the KVR Water Lease.

“Assignment of LLC Interest” means the Contribution and Assignment of Limited Liability Company Interest, from General Moly to the Company, to be executed and delivered at the Closing, substantially in the form of Exhibit B.

“Authorizations” means resolutions, approvals or consents of third parties, creditors, shareholders, partners and members, excluding any Government Approvals.

“Business Account” means the “Business Account” as such term is defined in the LLC Agreement.

“Business Day” means any day other than Saturday, Sunday, and a day on which banks in Denver, Colorado, U.S. or Seoul, Republic of Korea are required or permitted by Law to close.

“Code” means the Internal Revenue Code of 1986. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future Law.

“Confidential Information” means “Confidential Information” as such term is defined in the Confidentiality Agreement.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, dated as of April 24, 2007, among POSCO, a Korean corporation, POSCAN and General Moly.

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“Continuing Obligations” means the “Continuing Obligations” as such term is defined in the LLC Agreement.

“Contributed Assets Value” means the “Contributed Assets Value” as such term is defined in the LLC Agreement.

“Contribution Date” means 12:01 a.m., January 1, 2008.

“Dollars” or “$” means the lawful currency of the U.S.

“Encumbrance” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, Judgments, amounts paid in settlement, assessments, costs, disbursements or expenses (including attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against the Company, by any Person other than Nevada Moly or POS-Minerals, alleging liability (including liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (a) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Contributed Assets and/or emanating or migrating and/or threatening to emanate or migrate from the Contributed Assets to off-site properties; (b) physical disturbance of the environment; or (c) the violation or alleged violation of any Environmental Laws.

“GAAP” means generally accepted accounting principles as used in the U.S.

“Governing Documents” means the articles or certificate of incorporation or formation, organization or association, general or limited partnership agreement, limited liability company or operating agreement, bylaws or other incorporation or governing documents of any Person.

“Government Approval” means any authorization, consent, approval, ruling, tariff, rate, certification, exemption, registration, declaration, application, or filing, variance, claim, Judgment, decree, sanction, or publication of, by or with, any notice to, any declaration of or with, or any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Governmental Authority” means any domestic or foreign national, regional or local, court, governmental department, commission, authority, central bank, board, bureau, agency, official or other instrumentality exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

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“Governmental Fees” means all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold unpatented mining claims.

“Hedge Instrument” means (a) any currency swap agreement, option contract, future contract, option on futures contract, spot or forward contract or other agreements to purchase or sell currency or any other arrangement entered into by a Person to hedge such Person’s exposure or to speculate on movements in rates of exchange of currencies; (b) any interest rate swap, option contract, futures contract, options on futures contract, cap, floor, collar or any other similar hedging arrangements entered into by a Person to hedge such Person’s exposure to or to speculate on movements in interest rates; (c) any forward purchase, forward sale, put option, synthetic put option, call option, collar or any other arrangement relating to commodities entered into by a Person to hedge such Person’s exposure to or to speculate on commodity prices; and (d) any other derivative transaction or hedging arrangement of any type or nature whatsoever that is the subject at any time of trading in the over-the-counter derivatives market.

“Idaho General” means Idaho General Mines, Inc., which by corporate merger and name change effective October 8, 2007 became General Moly.

“Indebtedness” means, without duplication, (a) all obligations created, issued or incurred for borrowed money (whether by loan, the issuance and sale of debt securities, or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such other Person); (b) all obligations to pay the deferred purchase price or acquisition price of property or services (other than accrued expenses and trade accounts payable incurred in the ordinary course of business), (c) all obligations to pay money evidenced by a note, bond, debenture or similar instrument; (d) all reimbursement obligations in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions; (e) all payment obligations under any Hedge Instrument to the extent constituting a liability under GAAP; and (f) all obligations of another Person of the type listed in clauses (a) through (e) of this definition, payment of which is guaranteed by or secured by Encumbrances on the property of such Person (with respect to Encumbrances, to the extent of the value of property pledged pursuant to such Encumbrances if less than the amount of such obligations).

“Indemnified Party” means a Party entitled to indemnification under Article V.

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“Indemnifying Party” means a Party obligated to indemnify another Party under Article V.

“Initial Contribution” means “Initial Contribution” as such term is defined in the LLC Agreement.

“Judgment” means any judgment, writ, order, decree, injunction, award, restraining order or ruling of or by any court, judge, justice, arbitrator or magistrate, including any bankruptcy court or judge, and any writ, order, decree or ruling of or by any Governmental Authority.

“Knowledge” means (a) with respect to any of the GMO Parties, the actual knowledge of Bruce Hansen, Dave Chaput or Andrew Russell, and (b) with respect to POS-Minerals, the actual knowledge of Myoung-Kyun Kim or Steve (S.H.) Ha. “Known” or “Know” when capitalized herein have a correlative meaning.

“Kobeh Valley Ranch” means Kobeh Valley Ranch, LLC, a Nevada limited liability company of which General Moly owns 100% of the issued and outstanding limited liability company membership interests.

“Law” means all applicable foreign, domestic, national, federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, proclamations, instructions, requests and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“Legal Proceeding” means any private or governmental action, suit, complaint, arbitration, legal or judicial or administrative proceeding or investigation, whether civil, criminal or of any other nature.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, between Nevada Moly and POS-Minerals, to be executed and delivered at the Closing, substantially in the form of Exhibit A.

“Losses” means losses, liabilities, damages, dues, deficiencies, assessments, Liens, fines, interest, penalties, including with respect to Taxes, costs, expenses and obligations, including amounts reasonably paid in settlement, prosecuting, defending or otherwise, and reasonable legal, accounting, experts and other fees, costs and expenses, in connection with claims, actions, suits, proceedings, hearings, investigations, charges, complaints, demands, injunctions and Judgments.

“Manager” means the “Manager” as such term is defined in the LLC Agreement.

CONTRIBUTION AGREEMENT; Page 5

“Material Adverse Effect” means a material adverse effect on (a) the Contributed Assets and the Assumed Liabilities, taken as a whole, or (b) the ability of any of the GMO Parties or the Company to consummate the transactions provided for in this Agreement and the other Transaction Documents or to perform their respective obligations hereunder and thereunder; provided, that none of the following shall or will be deemed to constitute, and shall not be taken into account in determining the occurrence of, a Material Adverse Effect: (i) the Transaction Documents or the announcement thereof, or any effect or change that results from the taking of any action required or specifically permitted pursuant to this Agreement or any other Transaction Documents; (ii) any effect or change that results from any change in the economy of the world, the U.S., Canada, the Republic of Korea or any region thereof, any regulatory or political conditions, any change in currency exchange rates, or the mining, refining or manufacturing industries in general; (iii) any effect or change that results from any unilateral action taken by POS-Minerals or any of its Affiliates not provided for by this Agreement or the transactions provided for herein; (iv) acts or war, insurrection, sabotage or terrorism; or (v) any effect or change in the financial, banking or securities markets (including any suspension of trading in, or limitations on prices for, securities on any national or regional securities exchange).

“Member” means a “Member” as such term is defined in the LLC Agreement. As of immediately after the Closing, the Members are Nevada Moly and POS-Minerals.

“Operations” means the activities to be carried out by the Company under the LLC Agreement.

“Order” means any writ, Judgment, decree, injunction or similar order of any Governmental Authority or any other Person (in each such case, whether preliminary or final) applicable to the Operations or the Closing.

“Permitted Encumbrances” means, with respect to any Person, the following: (a) Encumbrances for Taxes, Governmental Fees, assessments or other governmental charges or levies not yet due and payable or that are being contested in good faith through appropriate proceedings; (b) Encumbrances of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not yet due or that are being contested in good faith through appropriate proceedings; (c) Encumbrances incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, legal privileges, leases, bank guarantees, letters of credit and contracts, agreements, leases, purchase orders and other agreements (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; (d) purchase money security interests or Encumbrances on property acquired or held by such Person in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred for the purpose of financing the acquisition of such property; (e) easements, restrictions and other minor defects of title that are not, in the aggregate, material or which do not, individually or in the aggregate, materially and adversely affect the value of the property affected thereby or the use thereof for its intended purpose; (f) the Material Contracts; (g) Encumbrances set forth on any of the Schedules; and (h) subject to Section 2.1(d), any Pending Approvals.

“Person” means a natural person, corporation, joint stock company, joint venture, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, trust, estate, business trust, association, Governmental Authority or any other entity.

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“POSCAN” means POSCO Canada Ltd., a company limited by shares incorporated under the Laws of the province of British Columbia, Canada.

“POSCAN Guaranty” means the Guarantee and Indemnity Agreement, by POSCAN in favor of the GMO Parties, to be executed and delivered at the Closing, substantially in the form of Exhibit C.

“POS-Minerals Initial Contribution” means the “POS-Minerals Initial Contribution” as such term is defined in the LLC Agreement.

“Project” means the molybdenum mine and process plant described in the Plan of Operations.

“Schedules” means the schedules attached hereto. The Schedules have been arranged in sections corresponding to the numbered sections of this Agreement. Any matter disclosed by the GMO Parties in the Schedules pursuant to any Section of this Agreement shall be deemed to have been disclosed by the GMO Parties for purposes of each other Section of this Agreement to which such disclosure is relevant. Any matter disclosed by POS-Minerals in the Schedules pursuant to any Section of this Agreement shall be deemed to have been disclosed by POS-Minerals for purposes of each other Section of this Agreement to which such disclosure is relevant.

“Securities Act” means the U.S. Securities Act of 1933.

“Tax” or “Taxes” means all taxes, however denominated, foreign or domestic, including any monetary adjustments, interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Tax Authority, which taxes include all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, income withholding taxes, sales and use taxes, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business or municipal license (patente municipal) taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, severance taxes, production taxes, transfer taxes, workers’ compensation, governmental charges and other obligations of the same or of a similar nature to any of the foregoing.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tax Authority” means any Governmental Authority of any kind with the power to impose any Tax.

“Transaction Documents” means this Agreement, the LLC Agreement, the Assignment of LLC Interest, the POSCAN Guaranty, and the other agreements, certificates and instruments to be executed and delivered by the Parties at the Closing pursuant to this Agreement or pursuant to any of the foregoing documents or instruments (including any exhibits, schedules, attachments and annexes to any such other agreements, certificates and instruments).

“U.S.” means the United States of America.

CONTRIBUTION AGREEMENT; Page 7

In addition to the terms defined above, the following terms are defined in this Agreement and in the Schedules to this Agreement as indicated below:

Term	Section

2008 Pre-Closing Expenditures	Section 2.4(e)
Actions	Section 5.3(b)
Actual 2007 Expenditures	Section 2.4(e)
Assignment of Office Lease	Section 2.1(a)(iv)
Assignment of Project Lease	Section 2.1(a)(iii)
Assumed Contracts	Schedule I
Assumed Liabilities	Schedule II
Assumption Agreement	Section 2.1(a)(vii)
Bankable Feasibility Study	Schedule I-8
Bill of Sale and Assignment	Section 2.1(a)(ii)
Bonds	Schedule I
Budgeted 2007 Expenditures	Section 2.4(e)
Closing	Section 2.5
Closing Date	Section 2.5
Company	Preamble
Contributed Assets	Schedule I
Conveyance Documents	Section 2.1(a)
Deduction Percentage	Section 2.4(e)
Deed of Real Property	Section 2.1(a)(v)
Environmental Damage	Section 3.1(j)(viii)
ERISA	Section 3.1(p)
Eureka GMO LLC Interest	Recitals
Eureka House Lease	Schedule I-4
Eureka Office Lease	Schedule I-4
Eureka POS LLC Interest	Recitals
Eureka Trailer Park	Schedule I-5
Excess Underfunded Amount	Section 2.4(e)
Excluded Assets	Schedule I
Excluded Liabilities	Schedule II
Execution Date	Section 2.5
Exxon Assignment	Schedule II
Final Settlement Date	Section 2.4(c)
First Contribution Installment	Section 2.3(a)(i)
General Moly	Preamble
GMO Party	Preamble
KVR Water Lease	Section 2.1(a)(vi)
KVR Water Rights	Schedule I
Leased Mineral Properties	Schedule I
Leased Real Property	Schedule I
Material Contracts	Schedule I
Mineral Deed	Section 2.1(a)(i)
Mineral Properties	Schedule I

CONTRIBUTION AGREEMENT; Page 8

Mount Hope Water Rights	Schedule I
Nevada Moly	Preamble
Objection Period	Section 2.4(b)
OFAC	Section 3.1(r)
Other Assets	Schedule I
Owned Mineral Properties	Schedule I
Owned Real Property	Schedule I
Party	Preamble
Pending Approvals	Section 2.1(b)
Permit Applications	Schedule I
Permits	Schedule I
Plan of Operations	Schedule I-7
POS-Minerals	Preamble
Post-Closing Statement	Section 2.4(b)
Project Lease	Schedule I-3
Pre-Closing Date Payment Amount	Section 2.4(e)
Tax Benefit Factor	Section 2.4(e)
Underfunded 2007 Payment Amount	Section 2.4(e)
Underfunded 2007 Payment Amount Schedule	Section 2.4
Underfunded Payment Net Tax Benefit Amount	Section 2.4(e)
Vehicles and Equipment	Schedule I
Water Rights	Schedule I

1.2 Interpretation. As used herein, except as otherwise indicated herein or as the context may otherwise require: (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import, (b) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, including the Exhibits and Schedules hereto, and not to any particular article, section or other subdivision hereof or Exhibit or Schedule hereto, (c) any pronoun shall include the corresponding masculine, feminine and neuter forms, (d) the singular includes the plural and vice versa, (e) references to any agreement or other document are to such agreement or document as amended, modified, supplemented and restated now or hereafter from time to time, (f) references to any statute or regulation are to it as amended, modified, supplemented and restated now or hereafter from time to time, and to any corresponding provisions of successor statutes or regulations, (g) except as otherwise expressly provided in this Agreement, references to “Article,” “Section,” “preamble,” “recital,” or another subdivision or to an “Exhibit” or “Schedule” are to an article, section, preamble, recital or subdivision hereof or an “Exhibit” or “ Schedule” hereto, and (h) references to any Person include such Person’s respective successors and permitted assigns. Any reference herein to a “day” or number of “days” (without the explicit qualification of “Business”) shall be deemed to refer to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day. Any financial or accounting terms that are not otherwise defined herein shall have the meanings given thereto under GAAP.

CONTRIBUTION AGREEMENT; Page 9

ARTICLE II
CONTRIBUTIONS; CLOSING

2.1 General Moly Contributions of Assets.

(a) Effective as of the Contribution Date, and in consideration of the formation of the Company by General Moly and the issuance to General Moly of 100% of the issued and outstanding limited liability company membership interests of the Company as of the Contribution Date, subject to Pending Approvals, General Moly contributed the Contributed Assets to the Company, free and clear of all Encumbrances other than Permitted Encumbrances, and the Company assumed the Assumed Liabilities of General Moly pursuant to the following agreements, documents and instruments (the “Conveyance Documents”):

(i) The Owned Mineral Properties were conveyed by General Moly to the Company pursuant to the Assignment and Quitclaim Deed, dated as of the Contribution Date, by General Moly to the Company (the “Mineral Deed”), a fully executed copy of which is attached as Exhibit E-1;

(ii) The Assumed Contracts (other than the Project Lease and the Leased Real Property), the Vehicles and Equipment, the Permits, the Permit Applications, the Bonds and the Other Assets were assigned by General Moly to the Company pursuant to the Bill of Sale and Assignment, dated as of the Contribution Date, between General Moly and the Company (the “Bill of Sale and Assignment”), a fully executed copy of which is attached as Exhibit E-2;

(iii) The Project Lease, together with the Leased Mineral Properties and the Mount Hope Water Rights leased thereunder, were assigned by General Moly to the Company pursuant to the Assignment and Consent to Assignment, dated as of the Contribution Date, between General Moly and the Company, and consented to by Mount Hope Mines, Inc. (the “Assignment of Project Lease”), a fully executed copy of which is attached as Exhibit E-3;

(iv) The Leased Real Property was assigned by General Moly to the Company pursuant to the Assignment of Lease, dated as of the Contribution Date, between General Moly and the Company (the “Assignment of Office Lease”), a fully executed copy of which is attached as Exhibit E-4;

(v) The Owned Real Property was assigned by General Moly to the Company pursuant to the Grant Deed, dated as of the Contribution Date, from General Moly to the Company (the “Deed of Real Property”), a fully executed copy of which is attached as Exhibit E-5;

(vi) Kobeh Valley Ranch has leased the KVR Water Rights to the Company pursuant to, and after the satisfaction of certain conditions described in, the Water Rights Lease Agreement, dated as of the Contribution Date, among Kobeh Valley Ranch, the Company and General Moly, (the “KVR Water Lease”), a fully executed copy of which is attached as Exhibit E-6; and

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(vii) the Assumed Liabilities were assumed by the Company from General Moly pursuant to the Assumption Agreement, dated as of the Contribution Date, between General Moly and the Company (the “Assumption Agreement”), a fully executed copy of which is attached as Exhibit E-7.

(b) Notwithstanding Section 2.1(a) above, the Parties acknowledge that the Applications to Change and the Authorizations, Government Approvals and other actions listed on Schedule 2.1(b) or that would not, individually or in the aggregate, have a Material Adverse Effect (“Pending Approvals”) are still required for the contribution by General Moly to the Company of the Contributed Assets and the assumption by the Company from General Moly of the Assumed Liabilities and the vesting of record title of such Contributed Assets in the Company.

(c) General Moly and Nevada Moly shall take such actions, and shall cooperate fully with the Company, to complete any Pending Approvals in a commercially reasonable manner and within a commercially reasonable period after the Closing; provided that the Parties acknowledge and agree that such Pending Approvals shall be taken in due course so as not to disrupt the ongoing development of the Project or the ongoing approval process with respect to the Plan of Operations. In the event General Moly is unable to complete a Pending Approval with respect to any Contributed Asset and such Contributed Asset is reasonably necessary or desirable in connection with the development and Operation of the Project, General Moly shall hold all legal and beneficial right, title and interest in such Contributed Asset that it has retained as of the Closing, if any, for the sole and exclusive benefit of the Company, which shall have all of the benefits and burdens in respect of such Contributed Asset, until the earlier of the time such Pending Approval is completed or the applicable Contributed Asset is no longer used in or useful for the Project. In the event General Moly is unable to complete a Pending Approval with respect to any Assumed Liabilities, the Company shall perform such Assumed Liabilities, and shall indemnify General Moly and its Affiliates from and against any Losses suffered in connection therewith, and if the Contributed Asset relating to any such Assumed Liability is no longer needed as determined by the Company, then General Moly and the Company shall cooperate to terminate such Assumed Liability at the sole cost and expense of the Company. POS-Minerals and the Company agree that, notwithstanding any contrary provision of this Agreement, no representation, warranty or covenant of any of the GMO Parties contained herein shall be breached or deemed breached as a result of the failure of General Moly to perform or complete any Pending Approval; provided, that General Moly complies with its obligations in this Section 2.1(c).

2.2 General Moly Contribution of LLC Interest. At the Closing, General Moly shall contribute, transfer and assign to Nevada Moly its entire limited liability company membership interest in the Company, free and clear of all Encumbrances other than Permitted Encumbrances, pursuant to the Assignment of LLC Interest.

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2.3 POS-Minerals Contribution.

(a) POS-Minerals shall contribute to the Company the POS-Minerals Initial Contribution as follows:

(i) Within fifteen (15) days after the Execution Date, POS-Minerals shall contribute to the Company Fifty Million Dollars ($50,000,000.00) (the “First Contribution Installment”) of the POS-Minerals Initial Contribution, by paying such amount by wire transfer of immediately available funds to the account set forth in Schedule 2.3(a)(i); and

(ii) The remaining portion of the POS-Minerals Initial Contribution shall be paid to the Company in accordance with the terms and conditions of the LLC Agreement.

(b) In consideration for the contribution described in Section 2.3(a), at the Closing the Company shall issue to POS-Minerals the Eureka POS LLC Interest.

2.4 Pre-Closing Date Expenditures.

(a) Underfunded 2007 Payment Amount. Schedule 2.4 attached hereto (the “Underfunded 2007 Payment Amount Schedule”) represents the GMO Parties’ estimate of the Actual 2007 Expenditures and the calculation of the Underfunded 2007 Payment Amount based on such estimate of Actual 2007 Expenditures and the Budgeted 2007 Expenditures. To the extent any Actual 2007 Expenditures represent an accrued and unpaid liability required to be reflected on a balance sheet prepared in accordance with GAAP as of the Contribution Date, the GMO Parties acknowledge and agree that such Actual 2007 Expenditures shall remain a liability and obligation of General Moly, and the Company shall have no liability or responsibility therefor.

(b) Post-Closing Statement. Within ninety (90) days after the Closing, the GMO Parties shall prepare and deliver to POS-Minerals a statement (the “Post-Closing Statement”) setting forth in reasonable detail a final calculation of Actual 2007 Expenditures, the Underfunded 2007 Payment Amount based on such final calculation of Actual 2007 Expenditures, the 2008 Pre-Closing Expenditures, a calculation of the Deduction Percentage, and a calculation of the amounts determined by Nevada Moly to be payable by Nevada Moly under Section 2.4(d). The Post-Closing Statement shall be accompanied by a certificate of the chief financial officer of Nevada Moly to the effect that the information contained in the Post-Closing Statement is fairly presented, in all material respects, in accordance with GAAP and customary industry accounting practices. POS-Minerals and its agents and representatives shall be entitled to reasonable access during normal business hours to the relevant records, personnel and working papers of the GMO Parties and the Company to assist in POS-Minerals’ review of the Post-Closing Statement. Within six (6) months after POS-Minerals’ receipt of the Post-Closing Statement (the “Objection Period”), POS-Minerals shall deliver to Nevada Moly a written report setting forth in detail any changes or adjustments that POS-Minerals proposes to make to the Post-Closing Statement and any other objections that POS-Minerals has to the GMO Parties’ calculation of any item required to be contained in the Post-Closing Statement; provided, that the Objection Period may be extended for an additional period not to exceed six (6) months (for a total period not to exceed one (1) year) with the consent of Nevada Moly, such consent not to be unreasonably withheld or delayed. POS-Minerals’ failure to deliver such a written report to Nevada Moly by the expiration of the Objection Period, as it may be extended, shall be deemed an acceptance by POS-Minerals of the Post-Closing Statement as submitted by the GMO Parties, and shall be deemed to have established as of the date of such expiration the amounts in such Post-Closing Statement for purposes of the second sentence of Section 2.4(c).

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(c) Final Settlement Date. If POS-Minerals delivers such a written report to Nevada Moly by the expiration of the Objection Period, one or more representations of POS-Minerals and the GMO Parties shall promptly meet in good faith to attempt to resolve whether any changes or adjustments proposed by POS-Minerals in such written report shall be made, and resolve any other objections POS-Minerals has to the GMO Parties’ calculation of any item required to be contained in the Post-Closing Statement. If such representatives of POS-Minerals and the GMO Parties do not resolve whether any such changes or adjustments should be made or such other objections, as applicable, within sixty (60) days after the receipt by POS-Minerals of the proposed Post-Closing Statement, a dispute shall be deemed to exist and shall be resolved in accordance with Section 6.3. The date upon which all such changes, adjustments and objections are resolved and memorialized in a writing signed by POS-Minerals and the GMO Parties or upon which the amounts in the Post-Closing Statement are established pursuant to the last sentence of Section 2.4(b) or Section 6.3 is referred to herein as the “Final Settlement Date.”

(d) Payment. Within five (5) Business Days of the Final Settlement Date, Nevada Moly shall make a payment in the Pre-Closing Date Payment Amount to POS-Minerals.

(e) Definitions. As used in this Section 2.4, the follow terms have the meanings indicated:

“2008 Pre-Closing Expenditures” means (i) the aggregate costs and expenses actually incurred under GAAP by the GMO Parties or the Company in connection with the Project for the period from the Contribution Date through and including the Closing; minus (ii) the amount of any costs and expenses described in clause (i) above that are not actually paid by the GMO Parties or the Company before the Closing (which costs and expenses described in this clause (ii) the parties acknowledge will be paid by the Company after the Closing with the proceeds of the First Contribution Installment).

“Actual 2007 Expenditures” is defined in the definition of “Underfunded 2007 Payment Amount.”

“Budgeted 2007 Expenditures” is defined in the definition of “Underfunded 2007 Payment Amount.”

“Deduction Percentage” means the percentage of the 2008 Pre-Closing Expenditures that are properly deductible for federal income tax purposes.

“Excess Underfunded Amount” means the amount by which the Underfunded 2007 Payment Amount exceeds the 2008 Pre-Closing Expenditures.

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“Pre-Closing Date Payment Amount” means an amount equal to (i) a decimal fraction equal to twenty percent (20%); multiplied by (ii) the difference of (A) the Excess Underfunded Amount, minus (B) the Underfunded Payment Net Tax Benefit Amount. An example of the calculation of the Excess Underfunded Amount, Underfunded Payment Net Tax Benefit Amount and Pre-Closing Date Payment Amount is attached as Exhibit F.

“Tax Benefit Factor” means a decimal fraction equal to the product of (i) thirty percent (30%); multiplied by (ii) the Deduction Percentage.

“Underfunded 2007 Payment Amount” means an amount equal to (i) the costs and expenses budgeted by General Moly to be incurred under GAAP with respect to the Project from the period from September 1, 2007 through and including December 31, 2007 in the amount of $33,859,000 (“Budgeted 2007 Expenditures”), minus (ii) the costs and expenses actually incurred under GAAP by General Moly in connection with the Project for the period from September 1, 2007 through and including December 31, 2007 (“Actual 2007 Expenditures”). A reconciliation of the GMO Parties’ estimate of Actual 2007 Expenditures to Budgeted 2007 Expenditures is set forth in the Underfunded 2007 Payment Amount Schedule attached hereto as Schedule 2.4.

“Underfunded Payment Net Tax Benefit Amount” means an amount equal to the product of (i) the Excess Underfunded Amount; multiplied by (ii) the Tax Benefit Factor.

2.5 Closing. The closing of the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of Holme Roberts & Owen LLP, at 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203 upon the receipt by the Company of the First Contribution Installment. All of the Closing deliveries described in Section 2.6 below shall be executed in advance of the Closing and held by the Parties in escrow (other than the legal opinion to be delivered at the Closing) (the date on which the last of such Closing deliveries are executed and placed into escrow is referred to herein as the “Execution Date”) until the receipt by the Company of the First Contribution Installment, at which time this Agreement and such other closing deliveries shall be dated and shall be deemed effective, and counsel for POSCAN shall deliver the legal opinion required to be delivered under Section 2.6. This Agreement and the other closing deliveries required under Section 2.6 shall not be effective, and shall have no force and effect until the Closing. In the event the First Contribution Installment is not received by the Company by February 29, 2008, this Agreement and such other closing deliveries shall be void ab initio. The date that the Closing occurs is referred to herein as the “Closing Date”.

2.6 Closing Deliveries.

(a) Closing Deliveries of the GMO Parties. At the Closing, the GMO Parties shall deliver the following:

(i) the LLC Agreement, duly executed by the manager of Nevada Moly;

(ii) the Assignment of LLC Interest, duly executed by an authorized officer of General Moly and the manager of Nevada Moly;

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(iii) copies of the Authorizations and Governmental Approvals set forth in Schedule 3.1(e);

(iv) a certificate from the manager of Nevada Moly and an officer of General Moly as to the matters described in Section 4.2(b) of the Project Lease;

(v) a certificate of the manager of Nevada Moly, dated as of the Closing Date, in form and substance reasonably satisfactory to POS-Minerals, as to (A) the certificate of formation and limited liability agreement of Nevada Moly; (B) resolutions of the manager of Nevada Moly authorizing the execution, delivery and performance by Nevada Moly of the Transaction Documents to which it is a party, and the consummation by Nevada Moly of the transactions provided for herein and therein; and (C) incumbency and signatures of the Persons duly authorized to execute such Transaction Documents on behalf of Nevada Moly;

(vi) a copy of a certificate issued by the Secretary of State of the State of Delaware, U.S., dated as of a recent date reasonably acceptable to POS-Minerals, relating to the good standing of Nevada Moly in the State of Delaware, U.S.;

(vii) a certificate of the secretary, an assistant secretary or a Person serving in a similar capacity of General Moly, dated as of the Closing Date, in form and substance reasonably satisfactory to POS-Minerals, as to (A) the certificate of incorporation and bylaws of General Moly; (B) the resolutions of the board of directors of General Moly authorizing the execution, delivery and performance by General Moly of the Transaction Documents to which it is a party, and the consummation by General Moly of the transactions provided for herein and therein; and (C) incumbency and signatures of the officers of General Moly to execute such Transaction Documents on behalf of General Moly;

(viii) a copy of a certificate issued by the Secretary of State of the State of Delaware, U.S., dated as of a recent date reasonably acceptable to POS-Minerals, relating to the good standing of General Moly in the State of Delaware, U.S.;

(ix) a non-foreign affidavit dated as of the Closing Date, executed by an authorized officer of General Moly, sworn under penalty of perjury and in form and substance required under the U.S. Department of Treasury regulations issued pursuant to Code section 1445 stating that the General Moly is not a “foreign person” as defined in Code section 1445; and

(x) such other documents and instruments as POS-Minerals has reasonably requested before the Closing Date.

(b) Closing Deliveries of POS-Minerals. At the Closing, POS-Minerals shall deliver the following:

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(i) the First Contribution Installment;

(ii) the LLC Agreement, duly executed by an authorized officer of POS-Minerals;

(iii) the POSCAN Guaranty, duly executed by an authorized officer of POSCAN;

(iv) a certificate from an officer of POS-Minerals and an officer of POSCAN as to the matters described in Section 4.2(b) of the Project Lease;

(v) a certificate of the secretary of POS-Minerals, dated as of the Closing Date, in form and substance reasonably satisfactory to the GMO Parties, as to (A) the certification of incorporation and bylaws of POS-Minerals; (B) resolutions of the board of directors of POS-Minerals authorizing the execution, delivery and performance by POS-Minerals of the Transaction Documents to which it is a party, and the consummation by POS-Minerals of the transactions provided for herein and therein; and (C) incumbency and signatures of the officers of POS-Minerals duly authorized to execute such Transaction Documents on behalf of POS-Minerals;

(vi) a copy of a certificate issued by the Secretary of State of the State of Delaware, U.S., dated as of a recent date reasonably acceptable to General Moly, relating to the good standing of POS-Minerals in the State of Delaware, U.S.;

(vii) certificates of the President and/or Secretary of POSCAN, dated as of the Closing Date, in form and substance reasonably satisfactory to General Moly, as to (A) the constating documents of POSCAN; (B) resolutions of the sole director of POSCAN authorizing the execution, ratification and approval by POSCAN of the POSCAN Guaranty and the transactions provided for therein; and (C) incumbency and signatures of the officers of POSCAN duly authorized to execute the POSCAN Guaranty on behalf of POSCAN;

(viii) a copy of a certificate issued by the Registrar of Companies of the Province of British Columbia, dated as of a recent date reasonably acceptable to General Moly, relating to the existence and company status of POSCAN in British Columbia, Canada;

(ix) an opinion, dated the Closing Date, of Boughton Law Corporation, Canadian counsel to POSCAN, substantially in the form of Exhibit G; and

(x) such other documents and instruments as any of the GMO Parties has reasonably requested before the Closing Date.

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(c) Closing Deliveries of the Company. At the Closing, the Company shall deliver the following:

(i) a certificate from the manager of the Company as to the matters described in Section 4.2(b) of the Project Lease;

(ii) a certificate of the manager of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to POS-Minerals, as to (A) the certificate of formation and limited liability company agreement of the Company; (B) resolutions of the Company’s manager authorizing the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions provided for herein, and the admission of Nevada Moly and POS-Minerals as Members; and (C) incumbency and signatures of the Persons duly authorized to execute such Transaction Documents on behalf of the Company;

(iii) a copy of a certificate issued by the Secretary of State of the State of Delaware, dated as of a recent date reasonably acceptable to POS-Minerals, relating to the good standing of the Company in the State of Delaware, U.S.; and

(iv) such other documents and instruments as any of the GMO Parties or POS-Minerals has reasonably requested before the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the GMO Parties. Each of the GMO Parties jointly and severally represents and warrants to the Company and POS-Minerals, as of the Closing Date (except to the extent such representation and warranty specifically speaks as of a different date), as follows:

(a) Power and Authority of Nevada Moly. Nevada Moly:

(i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, U.S.;

(ii) is qualified to do business and is in good standing in those states where necessary in order to carry out its obligations under this Agreement and the other Transaction Documents to which it is or will be a party; and

(iii) (A) has all requisite limited liability company power and authority to enter into, and to perform its obligations under, this Agreement and the other Transaction Documents to which it is or will be a party, and (B) the execution and delivery by it of this Agreement and the other Transaction Documents to which it is or will be a party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by all requisite limited liability company action on the party of Nevada Moly.

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(b) Power and Authority of General Moly. General Moly:

(i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, U.S.;

(ii) is qualified to do business and is in good standing in those states where necessary in order to carry out its obligations under this Agreement and the other Transactions Documents to which it is or will be a party; and

(iii) (A) has all requisite corporate power and authority to enter into, and to perform its obligations under, this Agreement and the other Transaction Documents to which it is or will be a party, and (B) the execution and delivery by it of this Agreement and the other Transaction Documents to which it is or will be a party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of General Moly.

(c) Power and Authority of the Company. The Company:

(i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, U.S.;

(ii) is qualified to do business and is in good standing in Nevada, U.S., and in those other states where necessary in order to carry out its obligations under this Agreement and the other Transactions Documents to which it is or will be a party; and

(iii) (A) has all requisite limited liability company power and authority to enter into, and to perform its obligations under, this Agreement, and (B) the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder and thereunder, have been duly authorized by all requisite limited liability company action on the part of the Company.

(d) Validity. This Agreement and the other Transaction Documents to which each GMO Party or the Company is or will be a party, have, or will at the Closing be, duly executed and delivered by such GMO Party or the Company, as applicable, and, assuming the due execution and delivery by each other party thereto, constitutes or will constitute, as applicable, such GMO Party’s or the Company’s, as applicable, legal, valid, and binding obligation, enforceable against such GMO Party or the Company, as applicable, in accordance with their respective terms, except as such enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws affecting creditors’ rights generally, or by general principles of equity.

(e) Authorizations and Governmental Approvals. Except for the Pending Approvals listed on Schedule 2.1(b), and except for those Authorizations or Government Approvals that have been obtained or made, including the Authorizations and Approvals set forth in Schedule 3.1(e), no Authorization or Government Approval is required in connection with the execution, delivery or performance by any GMO Party or the Company of this Agreement or any other Transaction Documents to which it is or will be a party, or the consummation of the transactions provided for herein and therein by such GMO Party or the Company.

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(f) No Conflicts. The execution and delivery by each GMO Party and the Company of this Agreement do not, the execution and delivery by each GMO Party and the Company of the other Transaction Documents to which such GMO Party or the Company, respectively, is a party will not, and the performance by each such GMO Party and the Company of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein will not, (i) violate or conflict with any provision of its Governing Documents, (ii) except for any Pending Approvals, violate any of the terms, conditions, or provisions of any Law or Government Approval to which such GMO Party or the Company is subject or by which it or any of its assets is bound, or (iii) except for any Pending Approvals, result in a violation or breach of, or (with or without the giving of notice or lapse of time or both) constitute a default (or give rise to any right of termination or cancellation) under, or give rise to or accelerate any material obligation under, or pursuant to, any Material Contract.

(g) Brokers’ and Finders’ Fees. There is no broker, finder, investment banker, or similar intermediary that has been retained by, or is authorized to act on behalf of, the Company, any GMO Party or any of its Affiliates or any of their respective officers or directors who is or will be entitled to any fee or commission in connection with this Agreement or the other Transaction Documents, which fee or commission could be or become a liability of POS-Minerals or the Company.

(h) Investment Intent. Nevada Moly is not acquiring the Eureka GMO LLC Interest with a view to or for sale in connection with any distributions thereof within the meaning of the Securities Act.

(i) Legal Proceedings. There is no Legal Proceeding pending, or to the Knowledge of the GMO Parties, threatened, against any GMO Party or their Affiliates or the Company that (i) questions the validity of any of the Transaction Documents or the right of such GMO Party or the Company to enter into any Transaction Document to which it is or will be a party or to consummate the transactions provided for herein or therein, or (ii) if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(j) Contributed Assets.

(i) With respect to the Contributed Assets (other than the Leased Real Property, the Leased Mineral Properties, the Owned Mineral Properties and the Water Rights), the Company is in exclusive possession of and owns such Contributed Assets free and clear of all Encumbrances or defects in title, except for Permitted Encumbrances. Except as described on Schedule 3.1(j)(i) and except as would not have a Material Adverse Effect, General Moly and Nevada Moly are, General Moly has been for the three years preceding the Closing Date, and Nevada Moly has been since the date of its formation, in compliance with all Laws to which the business of General Moly or Nevada Moly or the Contributed Assets is subject. Except as described on Schedule 3.1(j)(i) and except as would not have a Material Adverse Effect, General Moly has not during the three years preceding the Closing Date, and Nevada Moly has not since the date of its formation, received any written notice or other written communication from any Governmental Authority regarding an actual, possible or alleged violation or failure to comply with any Law to which the business of General Moly or Nevada Moly or the Contributed Assets is subject.

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(ii) With respect to the Leased Real Property, the Company has a good and valid leasehold interest in such Leased Real Property, free and clear of any Encumbrances, except for Permitted Encumbrances, and none of the Leased Real Property is subject to any sublease or grant to any Person (other than the Company) of any right to the use, occupancy or enjoyment thereof.

(iii) With respect to the Leased Mineral Properties (which the Company holds an interest under the Project Lease): (A) the Company is in exclusive possession of such Leased Mineral Properties; (B) none of the GMO Parties or the Company has received any notice of default of any of the terms or provisions of the Project Lease; (C) the Company has the authority under the Project Lease to perform fully its obligations under this Agreement and the other Transaction Documents to which it is or will be a party; (D) to the GMO Parties’ Knowledge, the Project Lease is valid and in good standing; (E) the GMO Parties have no Knowledge of any act or omission or any condition on such Mineral Properties that could be considered or construed as a default under the Project Lease; and (F) to the GMO Parties’ Knowledge, such Leased Mineral Properties are free and clear of all Encumbrances or defects in title, except for Permitted Encumbrances.

(iv) The GMO Parties have delivered to or made available for inspection by POS-Minerals all material information concerning title to the Contributed Assets in which the Company holds an interest.

(v) The Company (A) has the rights to use the Mount Hope Water Rights under and pursuant to the terms of the Project Lease, and (B) has the rights to use the KVR Water Rights as and to the extent set forth in and pursuant to the terms of the KVR Water Lease free and clear of any Encumbrances, except for Permitted Encumbrances and the terms of the KVR Water Lease, and, except as provided in the KVR Water Lease, none of the KVR Water Rights is subject to any sublease or grant by Kobeh Valley Ranch or General Moly to any Person (other than the Company) of any right to the use or enjoyment thereof. To the Knowledge of the GMO Parties, subject to receipt of the Applications to Change, the Water Rights will constitute sufficient water rights for the Project as contemplated by the Bankable Feasibility Study.

(vi) Except as set forth on Schedule 3.1(j)(vi) or Part B of Schedule I-1, with respect to unpatented mining claims located by General Moly that are included within the Owned Minerals Properties of the Company, and subject to the paramount title of the U.S.: (A) the unpatented mining claims were properly laid out and monumented, (B) all required location and validation work was properly performed, (C) location notices and certificates were properly recorded and filed with appropriate Governmental Authorities, (D) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Section 7.2(m) of the LLC Agreement through the assessment year ending September 1, 2007, (E) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate Governmental Authorities, (F) the claims are free and clear of Encumbrances except for Permitted Encumbrances, and (G) the GMO Parties’ have no Knowledge of conflicting claims. Nothing in this Section 3.1(j)(vi) or Part B of Schedule I-1, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a discovery of minerals. With respect to those unpatented mining claims that were not located by either or both of the GMO Parties but are included within the Owned Mineral Properties, the GMO Parties make the foregoing representations and warranties (with the foregoing exceptions) to the Knowledge of the GMO Parties.

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(vii) To the Knowledge of the GMO Parties, there are no pending or threatened Legal Proceedings with respect to the Contributed Assets.

(viii) Except as provided on Schedule 3.1(j)(viii), and except as to matters otherwise disclosed in writing to POS-Minerals before the Closing Date, (A) to the Knowledge of the GMO Parties, the conditions existing on or with respect to the Mineral Properties and the ownership and operation of the Mineral Properties by any of the GMO Parties or the Company, are not in violation of any Laws (including any Environmental Laws), nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety or enjoyment of any Person at or on the Mineral Properties or in the general vicinity of the Mineral Properties; (B) to the Knowledge of the GMO Parties, there have been no unremedied past violations by them or by any of their predecessors in title of any Environmental Laws or other Laws affecting or pertaining to the Mineral Properties, nor any unremedied past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Mineral Properties (“Environmental Damage”); and (C) none of the GMO Parties or the Company has received written inquiry from or written notice of a pending investigation from any Governmental Authority or of any administrative or judicial proceeding concerning the violation of any Laws or any damage, threatened damage or impairment to any natural person, property or environmental or natural resources values by the GMO Parties.

(ix) General Moly and Nevada Moly have transferred all of their respective right, title and interest in and to all trade secrets, patents, inventions, copyrights, copyright registrations and applications, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, know-how, formulae and processes from General Moly or Nevada Moly, in each case which is necessary for and material to the operation or development of the Project, none of which has been licensed by General Moly or Nevada Moly to any third Person. There are no claims pending or, to the Knowledge of the GMO Parties, threatened against General Moly or Nevada Moly alleging that either of them violates the intellectual property rights of any third Person.

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(x) Schedule 3.1(j)(x) sets forth a list of each material insurance policy and fidelity bond which covers the Contributed Assets or the Company or its business, properties, assets, directors or employees. Such policies are in full force and effect in all material respects and neither the Company nor any GMO Party is in default with respect to its obligations under any such policy, except where such default would not reasonably be expected to have a Material Adverse Effect.

(k) Bankable Feasibility Study. The GMO Parties have delivered to POS-Minerals as an inducement to enter into this Agreement, and acknowledge and understand that POS-Minerals has relied upon, a true and correct copy of the Bankable Feasibility Study, Volume I of which is attached hereto as Exhibit G and Volume II of which is incorporated herein by reference. The factual information provided by General Moly in connection with the preparation of the Bankable Feasibility Study did not contain, at the time provided, any material misrepresentation or misstatement. To the Knowledge of the GMO Parties, the Bankable Feasibility Study was prepared by “Qualified Persons” (as such term is defined in Canadian Standard NI 43-101) in accordance with the Canadian Standard NI 43-101 for industry consistency. Notwithstanding the foregoing, the GMO Parties make no representations or warranties regarding the accuracy of any projections, predictions or other estimation of future events set forth in the Bankable Feasibility Study or otherwise, or as to the legal or other conclusions to be drawn from the Bankable Feasibility Study.

(l) Material Contracts. The Material Contracts and the Conveyance Documents are all of the material contracts, agreements, leases, purchase orders and other agreements to which any of the GMO Parties or the Company is a party that are used primarily or that relate primarily to the Project. Except as set forth on Schedule I-3, and except for any amendments, modifications and supplements to the Material Contracts pursuant to the Conveyance Documents or the Transaction Documents, none of the Material Contracts has been amended, modified or supplemented. To the Knowledge of the GMO Parties, all of the Material Contracts are in full force and effect, except as such enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject to general principles of equity. None of the Material Contracts have been terminated, suspended or rescinded by any GMO Party or the Company, or to the Knowledge of the GMO Parties, any other party thereto. The GMO Parties and the Company are not, and to the Knowledge of the GMO Parties, none of the other parties to the Material Contracts are, in default in the performance of any covenant or obligation set forth in, or otherwise in default under, any of the Material Contracts, which default would reasonably be expected to have a Material Adverse Effect.

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(m) Newly Formed Entity.

(i) Other than the Assumed Liabilities and liabilities and obligations incurred in the ordinary course of business, as of immediately prior to the Contribution Date, the Company had no (A) outstanding Indebtedness, or (B) liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), in each case that are required to be shown on a balance sheet prepared in accordance with GAAP.

(ii) Except for the Contributed Assets, as of immediately prior to the Closing, the Company had no (A) real or personal property, (B) subsidiaries, (C) Permits or Applications for Permits or (D) other than the development and Operation of the Project, any operations.

(iii) Since its formation, the sole record owner of all securities (equity or debt) of Nevada Moly is and has been General Moly. From its formation to the time immediately prior to the Closing, the sole record owner of all securities (equity or debt) of the Company is and has been General Moly. Other than the Transaction Documents, there are no agreements, contracts, commitments, arrangements or understandings requiring the issuance, sale or transfer of any equity or debt securities of the Company. To the Knowledge of the GMO Parties, none of the outstanding equity securities of the Company was issued in violation of the Securities Act or any other applicable Law. The Company has no debt securities outstanding. No election has been filed by or on behalf of the Company to cause the Company to be treated as a corporation or association for Tax purposes.

(n) Employment. The Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, and occupational safety and health. The Company has no employees and has never had any employees.

(o) Taxes.

(i) Nevada Moly, General Moly and the Company have filed or caused to be filed all Tax Returns that are or were required to be filed by them or with respect to them or the Contributed Assets, either separately or as a member of a group of corporations, under applicable Law. Nevada Moly, General Moly and the Company have paid all Taxes that may have become due pursuant to such Tax Returns and all Taxes due or claimed to be due by any Governmental Authority. Where required, timely estimated payments or installment payments of Tax liabilities have been made to all Governmental Authorities in amounts sufficient to avoid underpayment penalties or late payment penalties applicable thereto.

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(ii) All Tax Returns filed by the Nevada Moly, General Moly and the Company (or including Nevada Moly, General Moly or the Company on a consolidated basis) with respect to the Contributed Assets are materially true, correct and complete and, to the Knowledge of the GMO Parties, no Governmental Authority has made any claims against or inquiries of Nevada Moly, General Moly or the Company with respect to the Contributed Assets and relating to any jurisdictions with which Nevada Moly, General Moly or the Company do not currently file Tax Returns (either separately or on a consolidated basis with any of its affiliates).

(iii) To the Knowledge of the GMO Parties, Nevada Moly, General Moly and the Company have withheld and paid (or have caused to be withheld and paid on their behalf) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party.

(iv) There is no audit currently pending or, to the Knowledge of the GMO Parties, threatened, against Nevada Moly, General Moly (with respect to the Contributed Assets) or the Company in respect of any Taxes. There are no Encumbrances on any of the Contributed Assets that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Encumbrances and Encumbrances for Taxes not yet due and payable.

(v) Neither Nevada Moly, General Moly nor the Company has waived (or is or would be subject to any waivers given by any other Person) any statute of limitations in respect of Taxes. Neither Nevada Moly, General Moly nor the Company has agreed (or is or would be subject to any agreement made by any other Person) to any extension of time with respect to a Tax assessment or deficiency.

(vi) During the three years preceding the Closing Date, to the Knowledge of the GMO Parties, neither Nevada Moly, General Moly nor the Company is or has been subject to any examination or audit by any Governmental Authority.

(p) ERISA. The Company does not now maintain or contribute to, has not ever maintained or contributed to, and, except as provided pursuant to the LLC Agreement, has no plans or commitments for, (i) any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to Title IV of ERISA or (ii) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA). Neither the Company nor any “affiliate” (as such term is defined in Section 4001(b) of ERISA) of the Company has ever contributed to, been obligated to contribute to, or, except as provided pursuant to the LLC Agreement, has any plans or commitments to contribute to, a multiemployer plan (as such term is defined in ERISA Section 3(37)). The Company does not now have any liability and has not ever had any liability under any employee benefit plan sponsored or maintained by the GMO Parties as an “affiliate” (as such term is defined in Section 4001(b) of ERISA) of the GMO Parties and/or as a participating employer in any such plan.

CONTRIBUTION AGREEMENT; Page 24

(q) Knowledge of Breach. None of the GMO Parties or the Company has Knowledge of any breach by POS-Minerals of its representations and warranties, covenants or agreements set forth in this Agreement, or any event, circumstance or occurrence that, with notice or the passage of time, would be a breach by POS-Minerals of any of its representations and warranties, covenants or agreements set forth in this Agreement.

(r) OFAC.  To the Knowledge of the GMO Parties, neither the GMO Parties nor the Company nor any of their respective Affiliates is a Person with whom POS-Minerals is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the U.S. Department of the Treasury (including, those named on OFAC’s  Specially Designated and Blocked Persons list as of the date hereof) or under any related Law, including Executive Order 13224 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, dated September  23, 2001, issued by the President of the U.S., or other similar Law.

(s) Limitations. EXCEPT FOR THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE GMO PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THEMSELVES, THE CONTRIBUTED ASSETS, THE ASSUMED LIABILITIES, THE COMPANY OR THE TRANSACTIONS PROVIDED FOR IN THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS AND THE CONVEYANCE DOCUMENTS, AND HEREBY EXPRESSLY DISCLAIM ANY IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AN ORDINARY PURPOSE, TITLE OR NON-INFRINGEMENT, OR VALUE.

3.2 Representations and Warranties of POS-Minerals. POS-Minerals represents and warrants to the Company and the GMO Parties, as of the Closing Date (except to the extent such representation and warranty specifically speaks as of a different date), as follows:

(a) Power and Authority of POS-Minerals. POS-Minerals:

(i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, U.S.;

(ii) is qualified to do business and is in good standing in those states where necessary in order to carry out its obligations under this Agreement and the other Transaction Documents to which it is or will be a party; and

(iii) (A) has all requisite corporate power and authority to enter into, and to perform its obligations under, this Agreement and the other Transaction Documents to which it is or will be a party, and (B) the execution and delivery by it of this Agreement and the other Transaction Documents to which it is or will be a party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by all corporate action on the part of POS-Minerals.

CONTRIBUTION AGREEMENT; Page 25

(b) Validity. This Agreement and the other Transaction Documents to which POS-Minerals is or will be a party, have or will at the Closing be duly executed and delivered by POS-Minerals, and, assuming the due execution and delivery by each other party thereto, constitutes or will constitute, as applicable, POS-Mineral’s legal, valid and binding obligation, enforceable against POS-Minerals in accordance with their respective terms, except as such enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally, or by general principles of equity.

(c) Authorizations and Governmental Approvals. Except for those Authorizations or Government Approvals that have been obtained or made, no Authorization or Government Approval is required in connection with the execution, delivery or performance by POS-Minerals of this Agreement or any other Transaction Documents to which it is or will be a party, or the consummation of the transactions provided for herein and therein by POS-Minerals.

(d) No Conflicts. The execution and delivery by POS-Minerals of this Agreement does not, the execution and delivery by POS-Minerals of the other Transaction Documents to which it is a party will not, and the performance by POS-Minerals of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein, will not, (i) violate or conflict with any provision of its Governing Documents, (ii) violate any of the terms, conditions, or provisions of any Law or Government Approval to which POS-Minerals is subject or by which it or any of its assets is bound, or (iii) result in a violation or breach of, or (with or without the giving of notice or lapse of time or both) constitute a default (or give rise to any right of termination or cancellation) under, or give rise to or accelerate any material obligation under, or pursuant to, any material contract, agreement, lease, Permit or other agreement to which it is a party or by which it or any of its assets is bound.

(e) Brokers’ and Finders’ Fees. There is no broker, finder, investment banker, or similar intermediary that has been retained by, or is authorized to act on behalf of, POS-Minerals or any of its Affiliates or any of their respective officers or directors who is or will be entitled to any fee or commission in connection with this Agreement or the other Transaction Documents, which fee or commission could be or become a liability of the Company or any GMO Party.

(f) Investment Intent. POS-Minerals is not acquiring the Eureka POS LLC Interest with a view to or for sale in connection with any distributions thereof within the meaning of the Securities Act.

(g) Legal Proceedings. There is no Legal Proceeding pending, or to the Knowledge of POS-Minerals, threatened, against POS-Minerals or any of its Affiliates that (i) questions the validity of any of the Transaction Documents or the right of POS-Minerals to enter into any Transaction Document or to consummate the transactions provided for herein or therein or, (ii) if adversely determined, would reasonably be expected to have a material adverse effect on the ability of POS-Minerals to consummate the transactions provided for in this Agreement and the other Transaction Documents or to perform its obligations hereunder or thereunder.

CONTRIBUTION AGREEMENT; Page 26

(h) Knowledge of Breach. POS-Minerals has no Knowledge of any breach by any other Party of such other Party’s representations and warranties, covenants or agreements set forth in this Agreement, or any event, circumstance or occurrence that, with notice or the passage of time, would be a breach by any such other Party of any of its representations and warranties, covenants or agreements set forth in this Agreement.

(i) OFAC.  To the Knowledge of POS-Minerals, neither POS-Minerals nor any of its Affiliates is a Person with whom the GMO Parties or the Company are restricted from doing business with under regulations of OFAC (including, those named on OFAC’s  Specially Designated and Blocked Persons list as of the date hereof) or under any related Law, including, the Executive Order 13224 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, dated September  23, 2001, issued by the President of the U.S., or other similar Law.

(j) Independent Investigation. POS-MINERALS HAS UNDERTAKEN ITS OWN INVESTIGATION OF THE CONTRIBUTED ASSETS, THE ASSUMED LIABILITIES, THE BANKABLE FEASIBILITY STUDY AND THE PROJECT, AND HAS MADE ITS OWN DECISION TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY AND TO CONSUMMATE THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN.

(k) Limitations. EXCEPT FOR THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS EXPRESSLY SET FORTH IN THIS AGREEMENT, POS-MINERALS MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE TRANSACTIONS PROVIDED FOR IN THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS AND THE CONVEYANCE DOCUMENTS, AND HEREBY EXPRESSLY DISCLAIMS MAKING ANY IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AN ORDINARY PURPOSE, TITLE OR NON-INFRINGEMENT, OR VALUE.

ARTICLE IV
COVENANTS

4.1 Confidentiality. Each Party shall keep confidential, shall cause its Affiliates to keep confidential, and shall instruct its officers, directors, employees and advisors to keep confidential, (a) all Confidential Information regarding the Company to the extent either Nevada Moly or POS-Minerals is required to keep such Confidential Information confidential pursuant to Section 16.4 of the LLC Agreement, and (b) any due diligence material and information received from any other Party in connection with the execution and delivery of this Agreement and the consummation of the transactions provided for in this Agreement, pursuant to the Confidentiality Agreement, which due diligence material and information shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

CONTRIBUTION AGREEMENT; Page 27

4.2 Expenses; Transfer Taxes.

(a) General Moly shall be liable for and pay all Taxes imposed by any Taxing Authority arising out of, with respect to or in connection with the transfer, assignment or conveyance to, or assumption by, the Company of the Contributed Assets or the Assumed Liabilities.

(b) POS-Minerals shall be liable for and pay all Taxes imposed by any Taxing Authority arising out of, with respect to or in connection with the POS-Minerals Initial Contribution or the issuance to POS-Minerals of the Eureka POS LLC Interest.

(c) Nevada Moly shall be liable for and pay all Taxes imposed by any Taxing Authority arising out of, with respect to or in connection with the assignment to Nevada Moly of the Eureka GMO LLC Interest.

(d) Each Party shall bear all attorneys’ fees and other costs incurred by such Party in connection with the preparation, execution and delivery of the Transaction Documents and the Closing.

4.3 Press Releases and Public Announcements. Neither POS-Minerals nor its Affiliates, nor the GMO Parties nor their Affiliates, nor the Company nor its Affiliates, shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of General Moly or POS-Minerals, respectively; provided, that any Party may make any public disclosure that it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities or the publicly traded securities of any Affiliate of such Party in which the disclosing Party will use commercially reasonable efforts to advise the other Parties before making such disclosure.

4.4 Further Assurances. At any time or from time to time after the Closing, each Party shall execute and deliver such other documents and instruments and take such other actions as may be necessary or advisable to carry out their respective obligations under this Agreement and to evidence the consummation of the transactions provided for herein, including the contribution of the Contributed Assets and the POS-Minerals Initial Contribution to the Company, the assumption by the Company of the Assumed Liabilities, the assignment to Nevada Moly of the Eureka GMO LLC Interest and the issuance to POS-Minerals of the Eureka POS LLC Interest.

ARTICLE V
INDEMNIFICATION

5.1 Survival of Representations and Warranties. The respective representations and warranties of the Parties contained in this Agreement or any certificate delivered pursuant to this Agreement shall survive the Closing until 11:59 p.m., Denver, Colorado time, on September 30, 2009 (or, in the case of the representations and warranties made in Section 3.1(o), until the applicable statute of limitations has expired), provided, that the obligations to indemnify specified in Section 5.2 shall not terminate at the time provided above if, before such time, a notice of claim relating to Losses specifying in detail the nature of such Losses (although the amount of Losses, if not yet determinable, need not be specified) has been given to the GMO Parties, the Company or POS-Minerals, as applicable. The covenants of the Parties in this Agreement shall survive the Closing without limitation (except pursuant to their terms).

CONTRIBUTION AGREEMENT; Page 28

5.2 Indemnification.

(a) Indemnification for the Company’s Benefit.

(i) Subject to the Company making a written claim for indemnification against the GMO Parties pursuant to Section 5.3 within the survival period set forth in Section 5.1, the GMO Parties shall jointly and severally indemnify and hold the Company harmless from and against any and all Losses the Company may suffer, arising out of, in the nature of, incident or relating to, resulting from or caused by (A) the failure of any representation or warranty of the GMO Parties set forth in Section 3.1 or 6.13 to be true and correct in all material respects at and as of the Closing Date or (B) the breach by either of the GMO Parties of any of their respective covenants under this Agreement in any material respect; provided, that the GMO Parties shall not have any obligation to indemnify the Company from and against any Losses the Company may suffer (including Losses suffered or paid, directly or indirectly, through the application of the Company’s assets or otherwise), arising out of, in the nature of, incident or relating to, resulting from or caused by such failure or breach until the Company shall have suffered Losses by reason of all such failures and breaches in excess of one percent (1%) of the Contributed Assets Value as of the Closing Date, after which point the GMO Parties will be obligated only to indemnify the Company from and against such further Losses.

(ii) Subject to the Company making a written claim for indemnification against POS-Minerals pursuant to Section 5.3 within the survival period set forth in Section 5.1, POS-Minerals shall indemnify and hold the Company harmless from and against any and all Losses the Company may suffer, arising out of, in the nature of, incident or relating to, resulting from or caused by (A) the failure of any representation or warranty of POS-Minerals set forth in Section 3.2 or 6.13 to be true and correct in all material respects at and as of the Closing Date or (B) the breach by POS-Minerals of any of its covenants under this Agreement in any material respect provided, that POS-Minerals shall not have any obligation to indemnify the Company from and against any Losses the Company may suffer (including Losses suffered or paid, directly or indirectly, through the application of the Company’s assets or otherwise), arising out of, in the nature of, incident or relating to, resulting from or caused by such failure or breach until the Company shall have suffered Losses by reason of all such failures and breaches in excess of one percent (1%) of the POS-Minerals Initial Contribution, after which point POS-Minerals will be obligated only to indemnify the Company from and against such further Losses.

(b) Indemnification for the Benefit of the GMO Parties. Without limiting any right or remedy of Nevada Moly under the LLC Agreement, subject to either of the GMO Parties making a written claim for indemnification against POS-Minerals pursuant to Section 5.3 within the survival period set forth in Section 5.1, POS-Minerals shall indemnify and hold each of the GMO Parties harmless from and against any and all Losses that either of the GMO Parties may suffer, arising out of, in the nature of, incident or relating to, resulting from or caused by (i) the failure of any representation or warranty of POS-Minerals set forth in Section 3.2 or 6.13 to be true and correct in all material respects at and as of the Closing Date or (ii) the breach in any material respect by POS-Minerals of any of its covenants under this Agreement provided, that POS-Minerals shall have no obligation to indemnify the GMO Parties from and against any Losses that they may suffer (including Losses suffered or paid, directly or indirectly, through the application of their respective assets or otherwise), arising out of, in the nature of, incident or relating to, resulting from or caused by such failure or breach until the GMO Parties shall have suffered Losses by reason of all such failures and breaches in excess of one percent (1%) of the POS-Minerals Initial Contribution, after which point POS-Minerals will be obligated only to indemnify the GMO Parties from and against such further Losses.

CONTRIBUTION AGREEMENT; Page 29

(c) Indemnification for the Benefit of POS-Minerals. Without limiting any right or remedy of either of POS-Minerals under the LLC Agreement, subject to POS-Minerals making a written claim for indemnification against the GMO Parties pursuant to Section 5.3 within the survival period set forth in Section 5.1, the GMO Parties shall jointly and severally indemnify and hold POS-Minerals harmless from and against any and all Losses that POS-Minerals may suffer, arising out of, in the nature of, incident or relating to, resulting from or caused by (i) the failure of any representation or warranty of the GMO Parties set forth in Section 3.1(a) through (i), (o), (p) or (q) or Section 6.13 to be true and correct in all material respects at and as of the Closing Date or (ii) the breach in any material respect by either of the GMO Parties of any of their respective covenants under this Agreement; provided, that neither of the GMO Parties shall have no obligation to indemnify POS-Minerals from and against any Losses that it may suffer (including Losses suffered or paid, directly or indirectly, through the application of their respective assets or otherwise), arising out of, in the nature of, incident or relating to, resulting from or caused by such failure or breach until POS-Minerals shall have suffered Losses by reason of all such failures and breaches in excess of one percent (1%) of the POS Minerals Initial Contribution, after which point the GMO Parties will be obligated only to indemnify POS-Minerals from and against such further Losses.

(d) Without limiting any of the rights and remedies of any Party under the LLC Agreement, each Party hereby acknowledges and agrees that its sole and exclusive remedy with respect to this Agreement, regardless of whether the relief demanded or sought is found in contract or tort, shall be pursuant to the indemnification provisions set forth in this Article V. In no event shall any Party be liable to any other Party for such other Party’s (i) lost profits, loss of use or lost revenues; (ii) diminution in value; (iii) punitive, multiple or other exemplary damages; or (iv) any other indirect, incidental, special or consequential Losses. Each Party waives and relinquishes claims for such lost profits, loss of use, lost revenues, diminution in value, punitive, multiple or other exemplary damages, other indirect, incidental special or consequential Losses.

(e) Pursuant to and consistent with Section 3.8(c) of the LLC Agreement, no Person other than a Member shall have the right to enforce any obligation of a Member to contribute capital, to fund Continuing Obligations or to reimburse any other Member under or pursuant to the LLC Agreement or Article II of this Agreement, and specifically no lender or other third party shall have any such right, it being expressly understood that the capital contributions, Continuing Obligations and reimbursement obligations of the Members under the LLC Agreement or Article II of this Agreement shall be enforceable only by a Member. For the avoidance of doubt, (i) Nevada Moly may enforce against POS-Minerals the obligation of POS-Minerals under the Transaction Documents, including its obligation to make the POS-Minerals Initial Contribution; (ii) either of the GMO Parties may enforce against POSCAN the obligations of POSCAN under the POSCAN Guaranty; and (iii) POS-Minerals may enforce against the GMO Parties (A) their respective obligations under the Transaction Documents, including the obligations of General Moly with respect to any Pending Approvals, and (B) the obligations of General Moly and the Company under the Conveyance Documents, in each case of the foregoing without the requirement to bring a derivative action or to otherwise satisfy the requirements of Sections 18-1001 through 18-1004 of the Delaware Limited Liability Company Act or other similar requirements

CONTRIBUTION AGREEMENT; Page 30

5.3 Procedures.

(a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement, such Indemnified Party shall, promptly following the discovery of the matters giving rise to any Loss, notify the Indemnifying Party in writing of such Indemnified Party’s claim for indemnification for such Loss, specifying in reasonable detail the nature of such Loss and the amount of the liability estimated to accrue therefrom; provided, that such Indemnified Party’s failure to so notify such Indemnifying Party shall not release such Indemnifying Party, in whole or in part, from its obligations under this Article V, except to the extent (and solely to the extent) that such Indemnifying Party will have been actually prejudiced as a result of such failure. Thereafter, such Indemnified Party shall deliver to such Indemnifying Party, within five (5) Business Days after such Indemnified Party’s receipt of such request, all information and documentation reasonably requested by such Indemnifying Party with respect to such Loss.

(b) If any third party notifies an Indemnified Party with respect to any matter, claim, investigation, action, suit, charge, complaint, demand or other Legal Proceeding, whether pending or threatened (an “Action”), that may give rise to a claim for indemnification under this Article V, then such Indemnified Party shall promptly give notice of the Action to the Indemnifying Party pursuant to Section 6.5; provided, however, that such Indemnified Party’s failure to so notify such Indemnifying Party of any Action shall not release such Indemnifying Party, in whole or in part, from its obligations under this Article V, except to the extent (and solely to the extent) that such Indemnified Party’s failure to so notify actually prejudices such Indemnifying Party’s ability to defend against such Action.

(c) An Indemnified Party may, at the sole expense and liability of the Indemnifying Party, exercise full control of the defense, compromise or settlement of any such Action, unless, at any time within 30 days after such Indemnified Party has given notice to such Indemnifying Party of the Action, such Indemnifying Party (i) delivers a written confirmation to such Indemnified Party that the indemnification provisions of Section 5.2 are applicable to such Action and that, subject to the other provisions of this Article V, such Indemnifying Party shall indemnify such Indemnified Party in respect of such Action pursuant to the terms of Section 5.2, (ii) notifies such Indemnified Party in writing of such Indemnifying Party’s intention to assume the defense thereof and thereafter conducts the defense actively and diligently and (iii) retains legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Action. Notwithstanding anything to the contrary in the immediately preceding sentence, such Indemnifying Party shall not have any right to assume the defense of such Action, if (1) such Action seeks an injunction or other equitable relief and not money damages only, or (2) the settlement or compromise of, or an adverse Judgment with respect to, such Action is, in the good faith judgment of such Indemnified Party, likely to establish a precedent, custom or practice materially adverse to the continuing business interests or the reputation of such Indemnified Party.

CONTRIBUTION AGREEMENT; Page 31

(d) The Indemnified Party and the Indemnifying Party shall use their commercially reasonable efforts to cooperate with the Party assuming the defense, compromise or settlement of any such Action in accordance herewith in any manner that such Party reasonably may request. If such Indemnifying Party assumes the defense of any such Action, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party unless (i) such Indemnifying Party has specifically agreed to pay such fees and expenses or (ii) such Indemnified Party has been advised by its counsel that there may be one or more legal defenses from claims available to it that are different from or additional to those available to such Indemnifying Party or that there may be a conflict of interest between such Indemnifying Party and such Indemnified Party in the conduct of the defense of such Action (in either of which cases such Indemnifying Party shall not have the right to direct the defense, compromise or settlement of such Action on behalf of such Indemnified Party), and in any such case the reasonable fees and expenses of such separate counsel shall be borne by such Indemnifying Party, it being understood and agreed, however, that such Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for such Indemnified Party. No such Indemnified Party shall settle or compromise or consent to entry of any Judgment with respect to any such Action for which it is entitled to indemnification hereunder without the prior written consent of such Indemnifying Party, unless such Indemnifying Party fails to assume control of such Action in the manner provided in Section 5.3(c). Such Indemnifying Party shall not, without the written consent of such Indemnified Party, settle or compromise or consent to entry of any Judgment with respect to any such Action (1) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, or (2) that does not include as an unconditional term thereof the giving by the claimant, party conducting such investigation, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Action.

5.4 Insurance Proceeds. Notwithstanding anything to the contrary in the other provisions of this Article V, the amount that an Indemnifying Party may be required to pay to an Indemnified Party pursuant to this Article V shall be reduced (retroactively, if necessary) by any insurance proceeds or refunds actually recovered by or on behalf of the applicable Indemnified Party in reduction of the related Losses (on an after Tax basis). If any Indemnified Party receives the payment required by this Article V from such Indemnifying Party in respect of Losses and subsequently receives insurance proceeds in respect of such Losses, then such Indemnified Party shall promptly repay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or refunds actually received, net of costs and expenses and on an after Tax basis, but not exceeding the amount paid by such Indemnifying Party to such Indemnified Party in respect of such Losses. No representation, warranty, covenant or agreement contained in this Agreement is for the benefit of any insurer.

CONTRIBUTION AGREEMENT; Page 32

5.5 Obligations of General Moly and Nevada Moly. General Moly shall be jointly and severally liable with Nevada Moly for all payment and performance obligations hereunder, which liability of General Moly shall be as a primary obligor and not as a secondary obligor or a surety. To the extent required by Law for the Parties to enforce the obligations of General Moly described in this Section 5.5, each of General Moly and Nevada Moly hereby waives (i) the right to require POS-Minerals to proceed against Nevada Moly and (ii) presentment, demand for payment or performance (including diligence in making demands hereunder), notice of dishonor or nonperformance, protest, acceptance and notice of acceptance of this guarantee, and all other notices of any kind. The liability of General Moly hereunder is independent of and not in consideration of or contingent upon the liability of Nevada Moly or any other Party and a separate action or actions may be brought and prosecuted against General Moly, whether any action is brought or prosecuted against Nevada Moly or any other Party or whether Nevada Moly or any other Party is joined in any such action or actions.

ARTICLE VI
MISCELLANEOUS

6.1 Entire Agreement; Successors and Assigns. This Agreement (together with the Schedules and Exhibits hereto) and the other Transaction Documents contain, and are intended as, a complete statement of all of the terms of the agreements among the Parties with respect to the matters provided for herein and therein, and supersede and discharge any previous agreements and understandings between the Parties with respect to those matters. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties. In the event of any conflict between this Agreement and any other Transaction Document, the terms of this Agreement shall be controlling.

6.2 Governing Law; Language. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, U.S. without regard to any choice or conflicts of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall govern.

6.3 Resolution of Disputes. Except as provided in Section 2.4 of this Agreement or except as provided in any other Transaction Document with respect to such other Transaction Document, any controversy, claim or dispute between or among two or more of the Parties (but excluding any controversy, claim or dispute to which all of the parties thereto are any of the GMO Parties and their Affiliates or any controversy, claim or dispute to which all of the parties thereto are any of POS-Minerals and its Affiliates) arising out of, relating to or in connection with this Agreement or any other Transaction Document shall be exclusively and finally settled pursuant to and in accordance with Article XV of the LLC Agreement; provided that any controversy, claim or dispute between or among such Parties that is referred to this Section 6.3 pursuant to Section 2.4(c) shall be finally settled pursuant to and in accordance with Section 15.3 of the LLC Agreement (without the necessity of conducting executive mediation pursuant to Section 15.2 of the LLC Agreement). Without limiting the generality of the foregoing, the following shall be considered controversies, claims or disputes for this purpose: (a) all questions relating to the interpretation or breach of this Agreement or any other Transaction Document, (b) all questions relating to any representations, negotiations and other proceedings leading to the execution hereof or thereof and (c) all questions as to whether the right to arbitrate any such question exists.

CONTRIBUTION AGREEMENT; Page 33

6.4 Headings. The subject headings of the Articles, Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits and Schedules to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

6.5 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, telecopied (if receipt of which is confirmed by the Person to whom sent), or sent by internationally recognized overnight delivery service to the Parties at the following addresses (or to such other Person or address for a Party as specified by such Party by like notice) (notice shall be deemed given and received upon receipt, if delivered personally, by overnight delivery service or by telecopy, or on the third Business Day following mailing, if mailed, except that notice of a change of address shall not be deemed given and received until actually received):

(a)	If to General Moly or Nevada Moly, to it at:

General Moly, Inc.
1726 Cole Blvd., Suite 115
Lakewood, CO 80401
United States of America
303-928-8599
Attention: Chief Executive Officer
Telecopier: +1 (303) 928-8598

with a copy to:

Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
United States of America
Attention: Frank Erisman, Esq.
Telecopier: +1 (303) 866-0200

CONTRIBUTION AGREEMENT; Page 34

(b)	If to POS-Minerals, to it at:

POS-Minerals Corporation
PO Box 11617
Suite 2350-650 W. Georgia Street
Vancouver BC
Canada
V6B 4N9
Attention: Myoung-Kyun Kim, President
Telecopier: +1 (604) 669-5805

with a copy to:

Holland & Hart
555 17th Street, Suite 3200
Denver, Colorado 80202
United States of America
Attention: Robert Bassett, Esq.
Telecopier: +1 (303) 290-1606

(c)	If to the Company, to it at:

Eureka Moly, LLC
c/o General Moly, Inc.
1726 Cole Blvd., Suite 115
Lakewood, CO 80401
United States of America
303-928-8599
Attention: Chief Executive Officer of Manager
Telecopier: +1 (303) 928-8598

with a copies to:

Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
United States of America
Attention: Frank Erisman, Esq.
Telecopier: +1 (303) 866-0200

CONTRIBUTION AGREEMENT; Page 35

and

Holland & Hart
555 17th Street, Suite 3200
Denver, Colorado 80202
United States of America
Attention: Robert Bassett, Esq.
Telecopier: +1 (303) 290-1606

6.6 Severability. If at any time any covenant or provision contained herein is deemed in a final ruling of a court or other body of competent jurisdiction to be invalid or unenforceable, such covenant or provision shall be considered divisible and such covenant or provision shall be deemed immediately amended and reformed to include only such portion of such covenant or provision as such court or other body has held to be valid and enforceable; and the Parties agree that such covenant or provision, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein. Amendment;

6.7 Waiver. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the Parties and designated as an amendment or modification. No waiver by any Party of any provision of this Agreement shall be valid unless in writing and signed by the Party making such waiver and designated as a waiver. No failure or delay by any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. No waiver of any provision hereof shall be construed as a waiver of any other provision.

6.8 Assignment and Binding Effect. No Party may assign any of its rights or delegate any of its obligations under this Agreement without (a) the prior written consent of the other Parties, and (b) the complete written assumption by the assignee of all of the obligations of the assignor under this Agreement. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the Parties.

6.9 No Benefit to Others. Except as expressly set forth herein, the representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and their respective successors and permitted assigns hereunder, and they shall not be construed as conferring and are not intended to confer any rights, remedies, obligations or liabilities on any other Person, unless such Person is expressly stated herein to be entitled to any such right, remedy, obligation or liability.

6.10 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

CONTRIBUTION AGREEMENT; Page 36

6.11 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

6.12 No Partnership. No provision of this Agreement creates a partnership or joint venture between or among the Parties or makes any Party the agent of any other Party for any purpose. No Party has the authority or power to bind, to contract in the name of, or to create any liability for any other Party in any way or for any purpose.

6.13 No Sovereign Immunity. Each Party represents and warrants that it is subject to civil and commercial Law with respect to its obligations under the Transaction Documents to which it is a party, that the making and performance of the Transaction Documents to which it is a party constitute private and commercial acts rather than governmental or public acts and that neither such Party nor any of its properties or revenues has any right of immunity from suit, court, jurisdiction, attachment before judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process with respect to its obligations under the Transaction Documents. To the extent that a Party may hereafter be entitled, in any jurisdiction in which any judicial proceedings or arbitrations may at any time be commenced with respect to the Transaction Documents to which it is a party, to claim for itself or its revenues or assets any such immunity, and to the extent that in any such jurisdiction there may be attributed to such Party an immunity (whether or not claimed), such Party hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity. The foregoing waiver of immunity shall have effect under the U.S. Foreign Sovereign Immunities Act of 1976.

6.14 Legal Relationships. POS-Minerals and POSCAN acknowledge and agree that Holme Roberts & Owen LLP and Hull & Branstetter Chartered have represented General Moly, Nevada Moly and their respective Affiliates in connection with the Transaction Documents. In no event shall an attorney-client relationship be deemed to exist between Holme Roberts & Owen LLP or Hull & Branstetter Chartered, on the one hand, and POS-Minerals, POSCAN or any of their respective Affiliates, on the other hand. General Moly and Nevada Moly acknowledge and agree that Holland & Hart LLP has represented POS-Minerals, POSCAN and their respective Affiliates in connection with the Transaction Documents. In no event shall an attorney-client relationship be deemed to exist between Holland & Hart LLP, on the one hand, and General Moly, Nevada Moly or any of their respective Affiliates, on the other hand. The Parties agree and irrevocably consent that Holme Roberts & Owen LLP’s, Hull & Branstetter Chartered’s and Holland & Hart LLP’s respective attorney-client relationships with the Persons described in this Section 6.14 shall not disqualify any of such firms from providing legal advice and legal services to the Company upon request in matters related or unrelated to any of this Agreement and the other Transaction Documents or otherwise, and that such firms’ attorney-client relationship with the Company, if any, shall not disqualify such firm from providing legal advice and legal services to any such Persons in matters related or unrelated to any of this Agreement and the other Transaction Documents or otherwise; provided, that (a) in the case of a dispute between the Members or between the Company and any Member, nothing in this Section 6.14 shall excuse the obligations of a lawyer or any law firm to act consistent with applicable standards of professional conduct, and (b) for the avoidance of doubt, in any dispute between one or more Members, on the one hand, and the Company, on the other hand, none of the foregoing law firms shall represent both a Member and the Company in such dispute.

[Signatures on Next Page]

CONTRIBUTION AGREEMENT; Page 37

Exhibit 10.20
Execution Version

The Parties have executed this Agreement as of date first set forth above, to be effective as of the date first above written.

GENERAL MOLY, INC.,
a Delaware corporation

By:	/s/ Bruce D. Hansen
Name:	Bruce D. Hansen
Title:	Chief Executive Officer

NEVADA MOLY, LLC,
a Delaware limited liability company

By:	/s/ Bruce D. Hansen
Name:	Bruce D. Hansen
Title:	Chief Executive Officer

EUREKA MOLY, LLC,
a Delaware limited liability company

By:	NEVADA MOLY, LLC,
a Delaware limited liability company, its manager

By:	/s/ Bruce D. Hansen
Name:	Bruce D. Hansen
Title:	Chief Executive Officer

POS-MINERALS CORPORATION,
a Delaware corporation

By:	/s/ Myoung-Kyun Kim
Name:	Myoung-Kyun Kim
Title:	President and Secretary

CONTRIBUTION AGREEMENT; SIGNATURE PAGE

EXHIBIT F

EXAMPLE CALCULATION OF PRE-CLOSING DATE PAYMENT AMOUNT

Pre-Closing Date Payment Amount = 20% × (EUA – PTBA)

where EUA = ((07BE – 07AE) – 08PE)

and where PTBA = (EUA × (30% × DP))

PTBA = Underfunded Payment Net Tax Benefit Amount
EUA = Excess Underfunded Amount
07BE = 2007 Budgeted Expenditures ($33,859,000)
07AE = Actual 2007 Expenditures (costs incurred in 2007)
08PE = 2008 Pre-Closing Expenditures (i.e. costs that are paid in 2008 before Closing)
DP = Deduction Percentage (i.e. percentage of 08PE that are deductible)

For example, if

07BE = $33,859,000
07AE = $13,300,000
08PE = $12,000,000
DP = 70%

then:

EUA = ($33,859,000 – $13,300,000) – $12,000,000) = $8,559,000

PTBA = ($8,559,000 × (30% × 70%)) = $1,797,390

Pre-Closing Date Payment Amount = 20% × ($8,559,000 – $1,797,390) = $1,352,322

EXHIBIT F TO CONTRIBUTION AGREEMENT
EXAMPLE CALCULATION OF PRE-CLOSING DATE PAYMENT AMOUNT